Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President & CFO
517/372-9200

Neogen reports 13% net income increase

LANSING, Mich., Sept. 22, 2014 – Neogen Corporation (Nasdaq: NEOG) announced today that net income for the first quarter of its 2015 fiscal year, which ended Aug. 31, was $8,883,000 — a 13% increase compared to net income of $7,839,000 in the first quarter of last year. Adjusted for a 3-for-2 stock split effective Oct. 30, 2013, earnings per share in the current quarter were $0.24, compared to $0.21 a year ago.

First quarter revenues increased 15% to $67,599,000, from the previous year’s first quarter revenues of $58,548,000. The first quarter revenues and net income represent quarterly records for the 32-year-old company.

“The first quarter was a solid start to our 2015 fiscal year, and again shows that enhancing the safety, quality and quantity of the global food supply is a sustainable strategy,” said James Herbert, Neogen’s chief executive officer and chairman. “We are very pleased to report these results, especially our net income performance, as we faced a difficult comparison with an especially strong first quarter of the previous fiscal year. Our first quarter results and strong balance sheet provide a solid foundation from which to continue our growth momentum in the coming year.”

Expressed as a percentage of sales, operating income was 19.9% for the quarter, compared to 21.2% in the quarter of a year ago. Neogen’s gross margin was 50.4% of sales in its first quarter of the current year. Operating expenses rose by 15% for the quarter, in line with the overall revenue increase. First quarter results were favorably impacted by a $241,000 gain in other income related to an earn-out provision in the SyrVet acquisition; in the first quarter of fiscal 2014, charges of $636,000 were recorded due to currency translations.

“We are pleased to report operating income just short of our goal of 20% of revenues, along with a rebound in our gross margin percentage when compared to our previous fiscal year’s final three quarters,” said Steve Quinlan, Neogen’s chief financial officer. “We also had a strong quarter in generating cash, as our cash and investments increased 15% to more than $88 million.”

The first quarter was the 90th of the past 95 quarters that Neogen reported revenue increases compared with the previous year — including all consecutive quarters in the last nine years.

Neogen’s revenue growth for the first quarter of its 2015 fiscal year was led by the 28% revenue increase reported for its Animal Safety segment. The acquisitions of SyrVet® (veterinary instruments) in July 2013, Prima Tech® (veterinary instruments) in November 2013, and Chem-Tech (agricultural insecticides) in January 2014, contributed significantly to the company’s revenue increase for the quarter.

Neogen’s Food Safety segment recorded revenue growth in the first quarter of fiscal year 2015 of 3%, as increased sales of multiple product lines into several market segments more than offset lower sales of mycotoxin and meat speciation test kits compared to the prior year. The lower sales of mycotoxin kits are the result of relatively clean grain supplies in North America and Europe; last year’s first quarter had significant sales due to mycotoxin outbreaks in both geographies. Sales of the meat speciation kits rose significantly in January 2013, when it was discovered that horse meat was being mixed in with ground beef in Europe, and resulted in spikes in kit sales in our fiscal 2013 fourth quarter and fiscal 2014 first quarter. The adulteration problem has largely been controlled since then, and testing levels have declined, although not back to pre-scandal levels.

Food Safety segment sales increases included sales of consumable vials associated with Neogen’s Soleris® test system used to detect spoilage organisms, such as yeast and mold, which rose 16%. Sales of the company’s line of food allergen tests increased by 12%, which included significant increases in sales of Neogen’s market-leading tests to detect milk, gliadin (gluten) and soy allergens.

Revenues from Neogen’s agrigenomic business increased 16% in the current quarter when compared to the first quarter of fiscal 2014. This increase was the result of a 52% increase in genomic sales from Neogen’s subsidiary in Scotland as well as increased market penetration of the existing product line and new genomic product offerings. The new offerings include a genetic test for developmental duplication in Angus cattle, a genetic condition characterized by the growth of extra limbs.

Neogen recently announced that it entered into a strategic agreement with Merck Animal Health for the distribution of Neogen’s Igenity® Dairy Heifer Program. The program consists of genomic tests that offer commercial dairy producers essential information on the genetic potential of replacement dairy heifers. With the agreement, Neogen will benefit from placing its product into Merck Animal Health’s extensive dairy sales and technical services organization, and Merck Animal Health’s customers will have easier access to the innovative dairy genomic tests.

Revenues in the current quarter were also boosted by a 39% increase in sales of Neogen’s rodenticide products, when compared to the prior year quarter. This large increase was due primarily to the significantly increased use of a Neogen Prozap® product to combat a vole outbreak in the Northwest United States.

The current quarter also included a significant increase, when compared to the first quarter of the 2014 fiscal year, in sales of its veterinary detectable needles, including its D3™ Needles. Neogen’s D3 Needles are exceptionally strong to lessen the chance of breakage when treating an animal, and also are easily detectable in standard meat processing metal detectors in the unlikely event they ever break. The company’s current first quarter also saw a significant increase in sales of its veterinary syringes, forensic kit sales and fly control products.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except percentages and per share amounts)

	Quarter Ended Aug. 31
	2014	2013
Revenue
Food Safety	$30,963	$29,998
Animal Safety	36,636	28,550

Total revenue	67,599	58,548
Cost of sales	33,523	28,184

Gross margin	34,076	30,364
Other expenses
Sales & marketing	12,220	10,324
Administrative	6,013	5,536
Research & development	2,404	2,086

Total other expenses	20,637	17,946

Operating income	13,439	12,418
Other income (expense)	270	(521)

Income before tax	13,709	11,897
Income tax	4,800	4,200

Net income	$8,909	$7,697
Net loss (income) attributable to non-controlling interest	(26)	142

Net income attributable to Neogen Corp	$8,883	$7,839
Net income attributable to Neogen Corp per diluted share (1)	$0.24	$0.21
Other information:
Shares to calculate per share (1)	37,290	37,017
Depreciation & amortization	$2,514	$2,029
Interest income	45	31
Gross margin (% of sales)	50.4%	51.9%
Operating income (% of sales)	19.9%	21.2%
Revenue increase vs. FY 2014	15.5%
Net income increase vs. FY 2014	13.3%

(1)	Reflects effect of Oct. 31, 2013, 3-for-2 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2014	2014
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$88,097	$76,496
Accounts receivable	51,689	51,901
Inventory	55,087	51,178
Other current assets	6,296	9,171

Total current assets	201,169	188,746
Property & equipment	42,700	41,949
Goodwill & other assets	113,793	114,606

Total assets	$357,662	$345,301
Liabilities & Equity
Current liabilities	$24,475	$24,967
Long-term debt	0	0
Other long-term liabilities	14,322	14,034
Equity: Shares outstanding 36,927 in Aug. & 36,732 in May (1)	318,865	306,300

Total liabilities & equity	$357,662	$345,301

(1)	Reflects effect of Oct. 31, 2013, 3-for-2 stock split

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